Exhibit 23.1

Stan J.H. Lee, CPA
2160 North Central Rd Suite 203 w Fort Lee w NJ 07024
P.O. Box 436402w San Ysidrow CA 92143-9402
619-623-7799 w Fax 619-564-3408 w stan2u@gmail.com

To Whom It May Concerns:

The firm of Stan J.H. Lee, Certified Public Accountants,  consents to the inclusion of our report of December 13,  2010, on the audited financial statements of   Celpad Inc. as of November 30, 2010 and for the period from February 9, 2010 (inception) to November 30, 2010 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

___________________________

Stan J.H. Lee, CPA

December 13, 2010

Registered with the Public Company Accounting Oversight Board
Member of New Jersey Society of Certified Public Accountants